Exhibit 10.1

August 26, 2026

Nicholas C. Smith
VIA EMAIL/DOCUSIGN

Re:    Promotion and Retention Agreement

Dear Nick,

As you know, you are currently employed at Alto Neuroscience, Inc. (the “Company”) as Chief Financial Officer and Chief Business Officer pursuant to the terms of an offer letter dated November 20, 2023, as amended by a letter agreement dated January 16, 2024 (together, the “Offer Letter”). Effective as of August 26, 2026 (the “Effective Date”), you are being promoted to President and Chief Financial Officer. In connection with this promotion, the Company is offering you the enhanced compensation terms set forth in this Promotion and Retention Agreement.
You are eligible to earn a retention payment equal to $6,000,000 (the “Retention Payment”). The Retention Payment will be paid in two installments: 50% of the Retention Payment ($3,000,000) will be paid within ten (10) days after the Effective Date, and the second 50% ($3,000,000) will be paid on the one-year anniversary of the Effective Date. Both payments will be subject to standard deductions and withholdings.
In order to earn the Retention Payment, you must remain continuously employed by the Company through the two (2) year anniversary of the Effective Date (the “Retention Date”). If you resign your employment for any reason prior to the Retention Date, or you are terminated for Cause (as defined in the Offer Letter) prior to the Retention Date, then you will not be eligible for and will not earn any portion of the Retention Payment. In this event, you will be required to repay the Company for all portions of the Retention Payment paid to you prior to your last day of employment with the Company. This amount will be due to the Company within thirty (30) days after your last day of employment with the Company.
If the Company terminates your employment without Cause (as defined in the Offer Letter), or upon your death or Disability (as defined in the Offer Letter), prior to the Retention Date, then you will not be required to repay the Company for any portion of the Retention Payment paid to you prior to your last day of employment with the Company. In addition, the Company will pay, upon your termination, any unpaid portion of the Retention Payment.
It is intended that all of the payments payable under this Promotion and Retention Agreement satisfy, to the greatest extent possible, any applicable exemption from the application of Internal Revenue Code (the “Code”) Section 409A, and this Promotion and Retention Agreement will be construed to the greatest extent possible as consistent with the terms of any such exemption. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury

Regulation Section 1.409A 2(b)(2)(iii)), your right to receive any installment payments under this Promotion and Retention Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.
Nothing in this Promotion and Retention Agreement alters the status of your at-will employment relationship with the Company. Nor do the terms herein otherwise affect or supersede the terms and conditions of your employment as set forth in the Offer Letter.
The terms set forth herein form the complete and exclusive statement of terms between you and the Company with regard to this subject matter. These terms supersede any other agreements or promises made to you by anyone, whether oral or written, on this subject, and cannot be modified or amended except in a writing signed by the Company’s Chief Executive Officer.

Sincerely,

/s/ Amit Etkin
Amit Etkin, M.D., Ph.D.
Chief Executive Officer

I acknowledge that I have read, understand and agree with the terms set forth herein:

/s/ Nicholas C. Smith         8/26/2026
Nicholas C. Smith         Date